Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2023

  Net income of $79.5 million, or $0.46 per diluted share, for the fourth quarter of 2023, compared to $82.0 million, or $0.46 per diluted share, for the third quarter of 2023. Net income of $302.9 million, or $1.71 per diluted share, for the year ended December 31, 2023, compared to $305.1 million, or $1.59 per diluted share, for the year ended December 31, 2022. Net income for the quarter and year ended December 31, 2023 included a one-time Federal Deposit Insurance Corporation (“FDIC”) special assessment expense of $6.3 million ($3.9 million after-tax, or a decrease of $0.03 per diluted share).
  Return on average assets for the fourth quarter of 2023 was 1.70%, compared to 1.72% for the third quarter of 2023. Return on average assets for the year ended December 31, 2023 was 1.62%, compared to 1.57% for the year ended December 31, 2022.
  Income before income taxes of $84.9 million for the fourth quarter of 2023, compared to $109.0 million for the third quarter of 2023. Income before income taxes of $397.4 million for the year ended December 31, 2023, compared to $447.6 million for the year ended December 31, 2022.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $110.0 million for the fourth quarter of 2023, compared to pre-tax, pre-provision income of $113.4 million for the third quarter of 2023. Adjusted pre-tax, pre-provision income of $459.5 million for the year ended December 31, 2023, compared to pre-tax, pre-provision income of $475.3 million for the year ended December 31, 2022.
  Net interest income of $196.7 million for the fourth quarter of 2023, compared to $199.7 million for the third quarter of 2023. The decrease includes an increase in interest expense, particularly in time deposits, coupled with a reduction in average interest-earning assets, partially offset by an increase in the yields of the loan portfolio. In addition, the third quarter of 2023 included $1.2 million of interest income recognized on the collection of a previously charged-off construction loan. Net interest margin remained relatively flat at 4.14% for the fourth quarter of 2023, compared to 4.15% for the third quarter of 2023.
  Provision for credit losses increased to $18.8 million for the fourth quarter of 2023, compared to $4.4 million for the third quarter of 2023. The increase is related to various factors, including increases in volume across all loan portfolio classes and higher charge-off levels, particularly in the consumer loan and finance lease portfolios, partially offset by improvements in the projection of certain macroeconomic variables, such as the commercial real estate price index (“CRE price index”). The ratio of the allowance for credit losses (“ACL”) for loans and finance leases to total loans held for investment was 2.15% as of December 31, 2023, compared to 2.21% as of September 30, 2023.
  Non-interest income increased to $33.6 million for the fourth quarter of 2023, compared to $30.3 million for the third quarter of 2023, mainly related to a $3.0 million gain recognized on the sale of a banking premise in the Florida region.
  Non-interest expenses increased by $10.0 million to $126.6 million for the fourth quarter of 2023, compared to $116.6 million for the third quarter of 2023, mainly driven by the aforementioned FDIC deposit special assessment. The efficiency ratio for the fourth quarter of 2023 was 54.98%, compared to 50.71% for the third quarter of 2023. On a non-GAAP basis, excluding the aforementioned FDIC deposit special assessment, the adjusted efficiency ratio for the fourth quarter of 2023 was 52.24%.
  Income tax expense decreased to $5.4 million for the fourth quarter of 2023, compared to $27.0 million for the third quarter of 2023. The decrease is mainly related to a lower effective tax rate and lower pre-tax income.
  Credit quality variances:

- Non-performing assets decreased by $4.3 million to $125.9 million as of December 31, 2023, mainly driven by the commercial and construction loan portfolios, which includes $7.7 million in collections and loans returned to accrual status and $1.5 million in charge-offs, partially offset by a $3.3 million increase in consumer loans, mainly auto loans and finance leases, and a $1.1 million increase in other repossessed automobiles.

- Annualized net charge-offs to average loans ratio increased to 0.69% for the fourth quarter of 2023, compared to 0.48% for the third quarter of 2023, mainly driven by a $4.6 million increase in consumer loans, a $1.4 million recovery recorded on a construction loan in the Puerto Rico region during the third quarter of 2023, and a $1.0 million charge-off recorded on a nonaccrual commercial mortgage loan transferred to other real estate owned (“OREO”) during the fourth quarter of 2023.

  Total loans increased by $233.0 million from the prior quarter to $12.2 billion as of December 31, 2023. On a portfolio basis, the variance consisted of increases of $156.3 million in commercial and construction loans, $69.2 million in consumer loans, primarily auto loans and finance leases, and $7.5 million in residential mortgage loans. In terms of geography, the total loan growth consisted of increases of $254.0 million in the Puerto Rico region and $1.4 million in the Virgin Islands region, partially offset by a decrease of $22.4 million in the Florida region. The increase in commercial and construction loans in the Puerto Rico region includes a $150.0 million commercial and industrial participated loan funded in the fourth quarter in connection with the financial closing of a private-public private partnership (P3) for improvement of infrastructure for toll roads.
  Total loan originations, including refinancings, renewals, and draws from existing commitments (other than credit card utilization activity), amounted to $1.3 billion in the fourth quarter of 2023, an increase of $116.5 million compared to the third quarter of 2023. The growth in total loan originations consisted of an increase of $162.5 million in commercial and construction loans, which includes the origination of the aforementioned $150.0 million commercial and industrial participated loan, partially offset by declines of $27.6 million in residential mortgage loans and $18.4 million in consumer loans.
  Brokered certificates of deposit (“brokered CDs”) increased by $473.0 million during the fourth quarter of 2023 to $783.3 million as of December 31, 2023, which represents 4.7% of total deposits.
  Excluding brokered CDs and government deposits, total deposits decreased by $261.9 million to $12.6 billion as of December 31, 2023, reflecting declines of $202.8 million in the Puerto Rico region, $42.8 million in the Florida region, and $16.3 million in the Virgin Islands region. This decrease is net of a $79.8 million increase in time deposits.
  Government deposits, which are fully collateralized, decreased in the fourth quarter of 2023 by $90.4 million and totaled $3.2 billion as of December 31, 2023. The variance reflects reductions of $57.0 million in the Puerto Rico region, $31.3 million in the Virgin Islands region, and $2.1 million in the Florida region.
  Cash and cash equivalents increased to $663.2 million as of December 31, 2023, compared to $584.9 million as of September 30, 2023. When adding $2.2 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.8 billion as of December 31, 2023, or 14.93% of total assets, compared to 14.58% as of September 30, 2023. Including the $924.2 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 19.82% of total assets as of December 31, 2023, compared to 19.67% as of September 30, 2023.
  In 2023, the Corporation returned approximately $300 million, or close to 100%, of 2023 earnings, to its shareholders through $200 million in repurchases of common stock and the payment of $100 million in common stock dividends.
  Capital ratios exceed required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 18.57%, 16.10%, 16.10%, and 10.78%, respectively, as of December 31, 2023. On a non-GAAP basis, the tangible common equity ratio increased to 7.67% as of December 31, 2023, from 6.74% as of September 30, 2023 driven by an increase in the fair value of available-for-sale debt securities.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 24, 2024--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $79.5 million, or $0.46 per diluted share, for the fourth quarter of 2023, compared to $82.0 million, or $0.46 per diluted share, for the third quarter of 2023, and $73.2 million, or $0.40 per diluted share, for the fourth quarter of 2022.

For the year ended December 31, 2023, the Corporation reported net income of $302.9 million, or $1.71 per diluted share, compared to $305.1 million, or $1.59 per diluted share, for the year ended December 31, 2022.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We closed an unprecedented and challenging year for the banking industry with another quarter of strong financial performance and solid loan growth for our franchise. We delivered a 1.70% return on average assets, grew loans by $233.0 million or 7.8% linked quarter annualized, and decreased non-performing assets to just 0.67% of total assets. Core deposits, other than government and brokered, contracted by 2.0% as we continue to see use of excess liquidity across all market segments. We are very fortunate to have the support of our loyal client base and the commitment from all our service-oriented colleagues during this period and as we continue to capitalize on the stable economic environment of our main operating markets.”

Alemán continued: “Over the course of 2023, we continued to deploy our capital wisely while selectively growing the loan portfolio, proactively managing the acceleration in funding costs, and executing on multiple franchise investments. Total loans grew by $627.7 million, or 5.4%, during the year driven by strong commercial and consumer loan originations, and we expect that a significant portion of unfunded construction loan originations will be disbursed during 2024. Franchise investments continue to enable the achievement of our strategic objectives. We grew digital banking registered users by 14%, deployed multiple enhancements to both our physical and information technology infrastructure, and advanced several process improvement initiatives aimed at supporting business goals and increase efficiency across the organization. For the third consecutive year, we distributed close to 100% of earnings to shareholders in the form of cash dividends and share repurchases, while maintaining robust regulatory capital levels and ample liquidity.

“As we look forward to 2024, additional investments will be geared towards simplifying our commercial lending process and enhancing the resiliency of the franchise, while continuing to expand our digital offerings. Although we are seeing an expected correction in the credit cycle of the consumer lending business driven by lower levels of excess liquidity and inflationary pressures, our ample reserve coverage levels and risk management framework should withstand the impact of any additional credit deterioration over the next year. That said, we remain confident that the economic prospects of our primary market, driven by a strong labor market and an unprecedented level of federal support, should also serve as a mitigant.

Alemán concluded: “Finally, while we don’t manage the organization based on short-term stock price fluctuations, we do believe that our 2023 stock price performance is a clear reflection of the strength of our balance sheet and our growth prospects for the coming years. We thank our shareholders for their support and remain committed to delivering consistent results.”

NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income, adjusted pre-tax, pre-provision income, adjusted non-interest expenses, and adjusted efficiency ratio, exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the third quarter of 2023, fourth quarter of 2022, and the year ended December 31, 2022 did not include any significant Special Items. The financial results for the fourth quarter of 2023 and the year ended December 31, 2023 included the following Special Items:

Quarter ended December 31, 2023

- A one-time FDIC special assessment expense of $6.3 million ($3.9 million after-tax, calculated based on the statutory tax rate of 37.5%) recognized as a result of the final rule approved by the FDIC Board of Directors on November 16, 2023 to recover the loss to the Deposit Insurance Fund associated with protecting uninsured deposits following certain financial institution failures during the first half of 2023 by means of a quarterly special assessment rate of 3.36 basis points to be applied to the special assessment base during an eight-quarter collection period. The special assessment base is equal to estimated uninsured deposits reported as of December 31, 2022, adjusted to exclude the first $5 billion of such deposits. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

Year ended December 31, 2023

- A $6.3 million ($3.9 million after-tax, calculated based on the statutory tax rate of 37.5%) one-time expense related to the aforementioned FDIC special assessment.

- A $3.6 million ($2.3 million after-tax, calculated based on the statutory tax rate of 37.5%) gain recognized from a legal settlement reflected in the condensed consolidated statements of income as part of “Other non-interest income.”

- A $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures reflected in the condensed consolidated statements of income as “Gain on early extinguishment of debt.” The junior subordinated debentures are reflected in the condensed consolidated statements of financial condition as “Other borrowings.” The purchase price equated to 92.5% of the $21.4 million par value. The 7.5% discount resulted in the gain of $1.6 million. The gain, realized at the holding company level, had no effect on the income tax expense recorded during 2023.

Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $79.5 million for the fourth quarter of 2023, or $0.46 per diluted share, compared to $82.0 million, or $0.46 per diluted share, for the third quarter of 2023. The following table reconciles, for the fourth quarter of 2023 and year ended December 31, 2023, net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above, and shows the net income and earnings per diluted share for the third quarter of 2023, fourth quarter of 2022, and year ended December 31, 2022.

	Quarter Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(In thousands, except per share information)
Net income, as reported (GAAP)	$79,489	$82,022	$73,174	$302,864	$305,072
Adjustments:
FDIC special assessment expense	6,311	-	-	6,311	-
Gain recognized from legal settlement	-	-	-	(3,600)	-
Gain on early extinguishment of debt	-	-	-	(1,605)	-
Income tax impact of adjustments (1)	(2,367)	-	-	(1,017)	-
Adjusted net income attributable to common stockholders (non-GAAP)	$83,433	$82,022	$73,174	$302,953	$305,072
Weighted-average diluted shares outstanding	171,351	176,962	184,847	177,180	191,968
Earnings Per Share - diluted (GAAP)	$0.46	$0.46	$0.40	$1.71	$1.59
Adjusted Earnings Per Share - diluted (non-GAAP)	$0.49	$0.46	$0.40	$1.71	$1.59

(1) See Special Items discussion above for the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $84.9 million for the fourth quarter of 2023, compared to $109.0 million for the third quarter of 2023. For the year ended December 31, 2023, income before income taxes was $397.4 million, compared to $447.6 million for the same period in 2022. Adjusted pre-tax, pre-provision income was $110.0 million for the fourth quarter of 2023, compared to pre-tax, pre-provision income of $113.4 million for the third quarter of 2023. For the year ended December 31, 2023, adjusted pre-tax, pre-provision income was $459.5 million, compared to pre-tax, pre-provision income of $475.3 million for the same period in 2022. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the years ended December 31, 2023 and 2022:

	Quarter Ended					Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(Dollars in thousands)
Income before income taxes	$84,874	$108,990	$100,939	$102,633	$106,530	$397,436	$447,584
Add: Provision for credit losses expense	18,812	4,396	22,230	15,502	15,712	60,940	27,696
Add: FDIC special assessment expense	6,311	-	-	-	-	6,311	-
Less: Gain recognized from legal settlement	-	-	(3,600)	-	-	(3,600)	-
Less: Gain on early extinguishment of debt	-	-	(1,605)	-	-	(1,605)	-
Adjusted pre-tax, pre-provision income (1)	$109,997	$113,386	$117,964	$118,135	$122,242	$459,482	$475,280
Change from most recent prior period (amount)	$(3,389)	$(4,578)	$(171)	$(4,107)	$(172)	$(15,798)	$83,768
Change from most recent prior period (percentage)	-3.0%	-3.9%	-0.1%	-3.4%	-0.1%	-3.3%	21.4%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net Interest Income
Interest income	$265,481	$263,405	$252,204	$242,396	$233,452
Interest expense	68,799	63,677	52,389	41,511	27,879
Net interest income	$196,682	$199,728	$199,815	$200,885	$205,573

Average Balances
Loans and leases	$12,004,881	$11,783,456	$11,591,516	$11,519,399	$11,364,963
Total securities, other short-term investments and interest-bearing cash balances	6,835,407	7,325,226	7,333,989	7,232,347	7,314,293
Average interest-earning assets	$18,840,288	$19,108,682	$18,925,505	$18,751,746	$18,679,256

Average interest-bearing liabilities	$11,665,459	$11,671,938	$11,176,385	$10,957,892	$10,683,776

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.59%	5.47%	5.35%	5.24%	4.96%
Average rate on interest-bearing liabilities - GAAP	2.34%	2.16%	1.88%	1.54%	1.04%
Net interest spread - GAAP	3.25%	3.31%	3.47%	3.70%	3.92%
Net interest margin - GAAP	4.14%	4.15%	4.23%	4.34%	4.37%

Net interest income amounted to $196.7 million for the fourth quarter of 2023, a decrease of $3.0 million, compared to $199.7 million for the third quarter of 2023. The decrease in net interest income reflects the following:

  A $5.4 million increase in interest expense on interest-bearing deposits, including:

- A $3.7 million increase in interest expense on brokered CDs, primarily related to a $3.3 million increase associated with a $253.3 million increase in the average balance of this portfolio and approximately $0.4 million driven by an increase in average rates paid in the fourth quarter of 2023.

- A $2.4 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to approximately $1.8 million associated with higher rates paid in the fourth quarter of 2023 on new issuances and renewals, and $0.6 million of additional interest expense associated with an $84.5 million increase in the average balance. The average cost of non-brokered time deposits in the fourth quarter of 2023 increased 26 basis points to 3.17% when compared to the previous quarter.

Partially offset by:

- A $0.7 million net decrease in interest expense on interest-bearing checking and saving accounts, of which $1.7 million is due to a $321.6 million decrease in the average balance, partially offset by approximately $1.0 million driven by an increase in average rates paid in the fourth quarter of 2023 on public sector deposits. The average cost of interest-bearing checking and saving accounts, excluding public sector deposits, remained stable at 0.73% in the fourth quarter of 2023, when compared to 0.74% in the previous quarter.

  A $3.9 million decrease in interest income from interest-bearing cash balances and investment securities, mainly due to a $4.1 million decrease in interest income from interest-bearing cash balances, primarily consisting of cash balances deposited at the Federal Reserve Bank (“FED”), driven by the $304.6 million decrease in the average balance. This decrease was partially offset by a $0.2 million increase in interest income associated with dividends received on other equity securities during the fourth quarter of 2023.

Partially offset by:

  A $2.9 million increase in interest income on consumer loans and finance leases, of which approximately $2.1 million was related to an increase of $88.2 million in the average balance of this portfolio, and $0.8 million increase was related to higher yields, mainly in the auto loans and credit cards portfolios.
  A $2.1 million increase in interest income on commercial and construction loans, of which approximately $2.5 million was related to the $121.4 million increase in the average balance of this portfolio, and $0.8 million was related to the effect of higher market interest rates on the upward repricing of the variable-rate loans and new loan originations in the commercial and industrial loan portfolio. These variances were partially offset by the effect during the third quarter of 2023 of interest income of $1.2 million recognized on the collection of a previously charged-off construction loan in the Puerto Rico region.
  A $1.1 million increase in interest income on residential mortgage loans, mainly driven by interest income of $0.9 million mostly associated with higher collections on nonaccrual loans during the fourth quarter of 2023, including $0.5 million recognized on the payoff of a nonaccrual loan in the Puerto Rico region.
  A $0.3 million decrease in interest expense on borrowings, mainly driven by the $25.3 million decrease in the average balance of short-term repurchase agreements due to the repayments at maturity of such borrowings during the third quarter of 2023.

Net interest margin for the fourth quarter of 2023 remained relatively flat at 4.14% and includes an increase in cost of funds which offsets the change in mix to higher interest-earning assets.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands)
Service charges and fees on deposit accounts	$9,662	$9,552	$9,287	$9,541	$9,174
Mortgage banking activities	2,094	2,821	2,860	2,812	2,572
Gain on early extinguishment of debt	-	-	1,605	-	-
Insurance commission income	2,379	2,790	2,747	4,847	2,898
Card and processing income	11,015	10,841	11,135	10,918	10,601
Other non-interest income	8,459	4,292	8,637	4,400	4,355
Non-interest income	$33,609	$30,296	$36,271	$32,518	$29,600

Non-interest income increased by $3.3 million to $33.6 million for the fourth quarter of 2023, compared to $30.3 million for the third quarter of 2023, mainly due to:

  A $4.2 million increase in other non-interest income, mainly driven by a $3.0 million gain recognized on the sale of a banking premise in the Florida region, $0.4 million in debit card incentives collected, and a $0.2 million increase in unrealized gains on marketable equity securities.

Partially offset by:

  A $0.7 million decrease in revenues from mortgage banking activities, mainly driven by a decrease in the net realized gain on sales of residential mortgage loans in the secondary market due to a lower volume of sales and lower margins, and a $0.3 million decrease in the fair value of to-be-announced forward contracts. During the fourth and third quarters of 2023, net realized gains of $0.4 million and $0.9 million, respectively, were recognized as a result of Government National Mortgage Association (“GNMA”) securitization transactions and whole loan sales to U.S. government-sponsored enterprises amounting to $23.7 million and $42.3 million, respectively.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands)
Employees' compensation and benefits	$55,584	$56,535	$54,314	$56,422	$52,241
Occupancy and equipment	21,847	21,781	21,097	21,186	21,843
Business promotion	6,725	4,759	4,167	3,975	5,590
Professional service fees:
Collections, appraisals and other credit-related fees	952	930	1,231	848	1,483
Outsourcing technology services	7,003	7,261	7,278	8,141	7,806
Other professional fees	3,295	2,831	3,087	2,984	3,380
Taxes, other than income taxes	5,535	5,465	5,124	5,112	5,211
FDIC deposit insurance	8,454	2,143	2,143	2,133	1,544
Other insurance and supervisory fees	2,308	2,356	2,352	2,368	2,429
Net gain on OREO operations	(1,005)	(2,153)	(1,984)	(1,996)	(2,557)
Credit and debit card processing expenses	7,360	6,779	6,540	5,318	6,362
Communications	2,134	2,219	1,992	2,216	2,322
Other non-interest expenses	6,413	5,732	5,576	6,561	5,277
Total non-interest expenses	$126,605	$116,638	$112,917	$115,268	$112,931

Non-interest expenses amounted to $126.6 million in the fourth quarter of 2023, an increase of $10.0 million, from $116.6 million in the third quarter of 2023. Non-interest expenses for the fourth quarter of 2023 include the FDIC special assessment expense of $6.3 million. On a non-GAAP basis, excluding the effect of this Special Item, adjusted non-interest expenses increased by $3.7 million mainly due to:

  A $2.0 million increase in business promotion expenses, mainly as a result of a $1.1 million increase in sponsorship and public relations activities and a $0.6 million increase in marketing and advertising expenses.
  A $1.1 million decrease in net gain on OREO operations, mainly driven by a $0.8 million decrease in net realized gains on sales of OREO properties, primarily residential properties in Puerto Rico, and a $0.3 million increase in property values write-downs, mainly a $0.1 million write-down to the value of a commercial OREO in Puerto Rico recorded during the fourth quarter of 2023.
  A $0.7 million increase in other non-interest expenses, of which $0.5 million related to legal and operational losses.
  A $0.6 million increase in credit and debit card processing expenses, mainly due to higher debit card assessment fees and lower incentives collected than the previous quarter.

Partially offset by:

  A $1.0 million decrease in employees’ compensation and benefits expense, mainly driven by a reduction of $1.4 million in Christmas bonuses and incentives accruals, partially offset by a $0.6 million increase in salary compensation mainly due to new hires and salary adjustments.

INCOME TAXES

The Corporation recorded an income tax expense of $5.4 million for the fourth quarter of 2023, compared to $27.0 million for the third quarter of 2023. The income tax expense decreased due to a reduction in the effective tax rate for the year related to higher than previously forecasted business activities during the fourth quarter with preferential tax treatment under the Puerto Rico tax code, coupled with a lower pre-tax income.

The Corporation’s estimated annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 23.5% for the fourth quarter of 2023, compared to 28.2% estimated during the third quarter of 2023. As of December 31, 2023, the Corporation had a deferred tax asset of $150.1 million, net of a valuation allowance of $139.2 million against the deferred tax assets.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Nonaccrual loans held for investment:
Residential mortgage	$32,239	$31,946	$33,252	$36,410	$42,772
Construction	1,569	1,640	1,677	1,794	2,208
Commercial mortgage	12,205	21,632	21,536	21,598	22,319
Commercial and Industrial	15,250	18,809	9,194	13,404	7,830
Consumer and finance leases	22,444	19,137	16,362	15,936	14,806
Total nonaccrual loans held for investment	$83,707	$93,164	$82,021	$89,142	$89,935
OREO	32,669	28,563	31,571	32,862	31,641
Other repossessed property	8,115	7,063	5,404	4,743	5,380
Other assets (1)	1,415	1,448	2,111	2,203	2,202
Total non-performing assets (2)	$125,906	$130,238	$121,107	$128,950	$129,158

Past due loans 90 days and still accruing (3)	$59,452	$62,892	$63,211	$74,380	$80,517
Nonaccrual loans held for investment to total loans held for investment	0.69%	0.78%	0.70%	0.77%	0.78%
Nonaccrual loans to total loans	0.69%	0.78%	0.70%	0.77%	0.78%
Non-performing assets to total assets	0.67%	0.70%	0.63%	0.68%	0.69%

(1)	Residential pass-through mortgage-backed securities ("MBS") issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $8.3 million as of December 31, 2023 (September 30, 2023 - $8.9 million; June 30, 2023 - $9.5 million; March 31, 2023 - $10.4 million; December 31, 2022 - $12.0 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $7.9 million as of December 31, 2023 (September 30, 2023 - $8.5 million; June 30, 2023 - $6.5 million; March 31, 2023 - $7.1 million; December 31, 2022 - $10.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $4.3 million to $125.9 million as of December 31, 2023, compared to $130.2 million as of September 30, 2023. Total nonaccrual loans held for investment decreased by $9.5 million to $83.7 million as of December 31, 2023, compared to $93.2 million as of September 30, 2023.

  The decrease in non-performing assets was driven by the commercial and construction loan portfolios, which includes the following:

- $7.7 million in collections and loans returned to accrual status, which include a $2.7 million commercial mortgage loan that was cured during the quarter; and

- $1.5 million in charge-offs, of which $1.0 million was related to the aforementioned $1.0 million charge-off recorded on a nonaccrual commercial mortgage loan transferred to OREO during the fourth quarter of 2023.

Partially offset by:

- A $3.3 million increase in nonaccrual consumer loans, consisting mainly of auto loans and finance leases.

- A $1.1 million increase in other repossessed property, consisting of repossessed automobiles.

- A $0.3 million increase in nonaccrual residential mortgage loans, mainly related to inflows of $5.3 million, partially offset by $3.0 million in collections and $1.6 million of loans restored to accrual status.

  Inflows to nonaccrual loans held for investment were $34.9 million in the fourth quarter of 2023, a decrease of $5.6 million, compared to inflows of $40.5 million in the third quarter of 2023. Inflows to nonaccrual commercial and construction loans were $1.5 million in the fourth quarter of 2023, a decrease of $9.6 million, compared to inflows of $11.1 million in the third quarter of 2023, mainly due to the inflow of a $9.5 million commercial and industrial loan in the Puerto Rico region during the third quarter of 2023. Inflows to nonaccrual consumer loans were $28.1 million, an increase of $3.2 million compared to inflows of $24.9 million in the third quarter of 2023. Inflows to nonaccrual residential mortgage loans were $5.3 million in the fourth quarter of 2023, an increase of $0.8 million compared to inflows of $4.5 million in the third quarter of 2023. See Early Delinquency below for additional information.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $150.8 million as of December 31, 2023, an increase of $13.8 million, compared to $137.0 million as of September 30, 2023. The variances by major portfolio categories are as follows:

  Consumer loans in early delinquency increased in the fourth quarter of 2023 by $15.4 million to $112.0 million, mainly in the auto loans and finance leases portfolio.
  Residential mortgage loans in early delinquency increased by $2.4 million to $36.5 million.
  Commercial and construction loans in early delinquency decreased by $4.0 million to $2.3 million, in part due to a $1.8 million matured construction loan that migrated to 90 days past due and still accruing that is in the process of renewal but for which the Corporation continues to receive interest and principal payments from the borrower.

Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the fourth and third quarters of 2023:

	Quarter ended December 31,2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$57,200	$76,875	$129,540	$263,615	$4,761	$2,250	$465	$271,091
Provision for credit losses - (benefit) expense	(90)	(4,905)	23,970	18,975	(123)	(53)	13	18,812
Net recoveries (charge-offs)	287	(544)	(20,490)	(20,747)	-	-	33	(20,714)
Allowance for credit losses, end of period	$57,397	$71,426	$133,020	$261,843	$4,638	$2,197	$511	$269,189
Amortized cost of loans and finance leases	$2,821,726	$5,706,092	$3,657,665	$12,185,483
Allowance for credit losses on loans to amortized cost	2.03%	1.25%	3.64%	2.15%

	Quarter ended September 30, 2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$60,514	$75,245	$131,299	$267,058	$4,889	$8,401	$433	$280,781
Provision for credit losses - (benefit) expense	(3,349)	(55)	14,047	10,643	(128)	(6,151)	32	4,396
Net recoveries (charge-offs)	35	1,685	(15,806)	(14,086)	-	-	-	(14,086)
Allowance for credit losses, end of period	$57,200	$76,875	$129,540	$263,615	$4,761	$2,250	$465	$271,091
Amortized cost of loans and finance leases	$2,812,631	$5,549,841	$3,588,460	$11,950,932
Allowance for credit losses on loans to amortized cost	2.03%	1.39%	3.61%	2.21%

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of December 31, 2023, the ACL for loans and finance leases was $261.8 million, a decrease of $1.8 million, from $263.6 million as of September 30, 2023. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.15% as of December 31, 2023, compared to 2.21% as of September 30, 2023. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 312.81% as of December 31, 2023, compared to 282.96% as of September 30, 2023.

The ACL for commercial and construction loans decreased by $5.5 million to $71.4 million as of December 31, 2023, when compared to September 30, 2023, mainly due to an improvement on the economic outlook of certain macroeconomic variables, such as the CRE price index, which was partially offset by increased volume particularly in the commercial and industrial loan portfolio. Meanwhile, the ACL for consumer loans increased by $3.5 million mainly due to increases in portfolio volumes in the auto loan and finance lease portfolios and increases in delinquency and historical charge-off levels. In addition, the ACL for residential mortgage loans increased by $0.2 million, mainly due to the increase in the size of the loan portfolio, partially offset by updated macroeconomic variables, mainly in the projection of unemployment rates across all regions.

The provision for credit losses on loans and finance leases was $19.0 million for the fourth quarter of 2023, compared to $10.6 million in the third quarter of 2023.

- Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $24.0 million for the fourth quarter of 2023, compared to an expense of $14.0 million in the third quarter of 2023. The increase in provision expense recorded during the fourth quarter of 2023 reflects increases in portfolio balances across all major consumer products and higher delinquency and historical charge-off levels.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $0.1 million for the fourth quarter of 2023, compared to a net benefit of $3.3 million in the third quarter of 2023. The net benefit recorded during the fourth quarter of 2023 was mainly due to updated macroeconomic variables, partially offset by the increase in the size of the loan portfolio. Meanwhile, the net benefit recorded during the third quarter of 2023 was mainly due to an update in macroeconomic variables and a reduction in qualitative reserves, partially offset by the increase in the size of the loan portfolio.

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $4.9 million for the fourth quarter of 2023, compared to a net benefit of $0.1 million in the third quarter of 2023. The net benefit recorded during the fourth quarter of 2023 was mainly driven by an improvement on the economic outlook of certain macroeconomic variables, such as the CRE price index, which was partially offset by increased volume particularly in the commercial and industrial loan portfolio. Meanwhile, the net benefit recorded during the third quarter of 2023 was mainly driven by a $1.4 million recovery recorded on a construction loan in the Puerto Rico region, partially offset by an incremental provision of $1.7 million associated to the aforementioned inflow to nonaccrual of a $9.5 million commercial and industrial loan in the Puerto Rico region.

Net Charge-Offs

The following table presents ratios of annualized net (recoveries) charge-offs to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Residential mortgage	-0.04%	-0.01%	0.06%	0.07%	0.07%
Construction	0.01%	-3.18%	-0.99%	-0.17%	-1.82%
Commercial mortgage	0.09%	-0.01%	0.01%	-0.03%	0.00%
Commercial and Industrial	0.00%	-0.02%	0.87%	0.00%	0.19%
Consumer loans and finance leases	2.26%	1.79%	1.51%	1.54%	1.44%
Total loans	0.69%	0.48%	0.67%	0.46%	0.46%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $20.8 million for the fourth quarter of 2023, or an annualized 0.69% of average loans, compared to $14.0 million, or an annualized 0.48% of average loans, in the third quarter of 2023. The increase of $6.8 million in net charge-offs was mainly driven by increases of $4.6 million in consumer loans net charge-offs and $2.2 million in commercial and construction loans net charge-offs mainly related to the aforementioned $1.4 million recovery recorded on a construction loan in the Puerto Rico region during the third quarter of 2023 and the aforementioned $1.0 million charge-off recorded on a nonaccrual commercial mortgage loan transferred to OREO during the fourth quarter of 2023.

Allowance for Credit Losses for Unfunded Loan Commitments

As of December 31, 2023, the ACL for off-balance sheet credit exposures decreased to $4.6 million, compared to $4.8 million as of September 30, 2023.

Allowance for Credit Losses for Debt Securities

As of December 31, 2023, the ACL for debt securities was $2.7 million, of which $2.2 million related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $2.8 million and $2.3 million, respectively, as of September 30, 2023.

LIQUIDITY

Cash and cash equivalents increased by $78.3 million to $663.2 million as of December 31, 2023. When adding $2.2 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.8 billion as of December 31, 2023, or 14.93% of total assets, compared to $2.7 billion, or 14.58% of total assets as of September 30, 2023. In addition, as of December 31, 2023, the Corporation had $924.2 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 19.82% as of December 31, 2023, compared to 19.67% as of September 30, 2023.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation does not consider borrowing capacity from the FED Discount Window as a primary source of liquidity but had approximately $1.5 billion available for funding under the FED’s Borrower-In-Custody (“BIC”) Program as of December 31, 2023. Also, the Corporation has access to financing with other counterparties through repurchase agreements and is enrolled in the FED’s Bank Term Funding Program. Combined, as of December 31, 2023, the Corporation had $5.2 billion, or 118% of estimated uninsured deposits (excluding fully collateralized government deposits), available to meet liquidity needs.

The Corporation’s total deposits, excluding brokered CDs, amounted to $15.8 billion as of December 31, 2023, which includes government deposits of $3.2 billion that are fully collateralized. Excluding fully collateralized government deposits, as of December 31, 2023, $4.4 billion of these deposits are uninsured, which represent 28.13% of total deposits.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.9 billion as of December 31, 2023, up $314.9 million from September 30, 2023.

The following variances within the main components of total assets are noted:

  A $78.3 million increase in cash and cash equivalents, related to the increase in brokered CDs and the cash flows from the investment securities portfolio, partially offset by loan growth, the repurchases of common stock, and the payment of common stock dividends.
  A $50.2 million increase in investment securities, mainly driven by a $212.0 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates, partially offset by principal repayments of $161.6 million, which include scheduled repayments of $96.8 million related to U.S. agencies MBS and maturities of $62.7 million related to U.S. agencies callable debentures.
  A $233.0 million increase in total loans. The variance consisted of increases of $254.0 million in the Puerto Rico region and $1.4 million in the Virgin Islands region, partially offset by a decrease of $22.4 million in the Florida region. On a portfolio basis, the variance consisted of increases of $156.3 million in commercial and construction loans, $69.2 million in consumer loans, primarily auto loans and finance leases, and $7.5 million in residential mortgage loans. The growth was mainly due to a $143.3 million increase in commercial and industrial loans, primarily in the Puerto Rico region, which includes the $150.0 million commercial and industrial participated loan funded in the fourth quarter in connection with the financial closing of a private-public private partnership (P3) for improvement of infrastructure for toll roads.

  Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.3 billion in the fourth quarter of 2023, an increase of $116.5 million compared to the third quarter of 2023. The growth in total loan originations consisted of an increase of $162.5 million in commercial and construction loans, which includes the origination of the aforementioned $150.0 million commercial and industrial participated loan, partially offset by declines of $27.6 million in residential mortgage loans and $18.4 million in consumer loans.

  Total loan originations in the Puerto Rico region amounted to $1.1 billion in the fourth quarter of 2023, an increase of $112.0 million, compared to $939.0 million in the third quarter of 2023. The $112.0 million growth in total loan originations consisted of an increase of $142.3 million in commercial and construction loans, partially offset by decreases of $18.2 million in consumer loans and $12.1 million in residential mortgage loans. The increase in commercial and construction loans was mainly in commercial and industrial loans in the Puerto Rico region, which includes the origination of the aforementioned $150.0 million commercial and industrial participated loan.

  Total loan originations in the Virgin Islands region amounted to $19.5 million in the fourth quarter of 2023, compared to $31.0 million in the third quarter of 2023. The $11.5 million decline in total loan originations consisted of decreases of $10.3 million in commercial and construction loans, $1.0 million in residential mortgage loans, and $0.2 million in consumer loans.

  Total loan originations in the Florida region amounted to $220.4 million in the fourth quarter of 2023, compared to $204.4 million in the third quarter of 2023. The $16.0 million growth in total loan originations consisted of an increase of $30.5 million in commercial and construction loans, partially offset by a $14.5 million decrease in residential mortgage loans.

Total liabilities were approximately $17.4 billion as of December 31, 2023, an increase of $120.4 million from September 30, 2023.

The increase in total liabilities was mainly due to:

  A $120.7 million net increase in total deposits consisting of:
    A $473.0 million increase in brokered CDs. The increase reflects $668.0 million of new issuances with original average maturities of less than a year and an all-in cost of 5.46%, partially offset by maturing short-term brokered CDs amounting to $194.4 million with an all-in cost of 5.25% that were paid off during the fourth quarter of 2023.
    A $261.9 million decrease in deposits, excluding brokered CDs and government deposits, reflecting declines of $202.8 million in the Puerto Rico region, $42.8 million in the Florida region, and $16.3 million in the Virgin Islands region. The decrease in such deposits is net of a $79.8 million increase in time deposits.
    A $90.4 million decrease in government deposits, which includes declines of $57.0 million in the Puerto Rico region, $31.3 million in the Virgin Islands region, and $2.1 million in the Florida region.

Total stockholders’ equity amounted to $1.5 billion as of December 31, 2023, an increase of $194.5 million from September 30, 2023, mainly driven by a $212.0 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss and earnings generated in the fourth quarter of 2023, partially offset by $75.0 million in stock repurchases under the 2023 capital plan authorization of $225 million and $24.0 million in common stock dividends declared in the fourth quarter of 2023.

As of December 31, 2023, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.10%, 16.10%, 18.57%, and 10.78%, respectively, as of December 31, 2023, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.35%, 16.35%, 18.84%, and 10.57%, respectively, as of September 30, 2023.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 16.33%, 17.11%, 18.36%, and 11.15%, respectively, as of December 31, 2023, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.41%, 17.20%, 18.45%, and 11.12%, respectively, as of September 30, 2023.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 7.67% as of December 31, 2023, compared to 6.74% as of September 30, 2023, mainly driven by a $212.0 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,497,609	$1,303,068	$1,397,999	$1,405,593	$1,325,540
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	-	-	(17)	(86)	(205)
Core deposit intangible	(13,383)	(15,229)	(17,075)	(18,987)	(20,900)
Insurance customer relationship intangible	-	-	-	-	(13)

Tangible common equity - non-GAAP	$1,445,615	$1,249,228	$1,342,296	$1,347,909	$1,265,811

Tangible Assets:
Total assets - GAAP	$18,909,549	$18,594,608	$19,152,455	$18,977,114	$18,634,484
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	-	-	(17)	(86)	(205)
Core deposit intangible	(13,383)	(15,229)	(17,075)	(18,987)	(20,900)
Insurance customer relationship intangible	-	-	-	-	(13)

Tangible assets - non-GAAP	$18,857,555	$18,540,768	$19,096,752	$18,919,430	$18,574,755

Common shares outstanding	169,303	174,386	179,757	179,789	182,709

Tangible common equity ratio - non-GAAP	7.67%	6.74%	7.03%	7.12%	6.81%
Tangible book value per common share - non-GAAP	$8.54	$7.16	$7.47	$7.50	$6.93

Exposure to Puerto Rico Government

As of December 31, 2023, the Corporation had $297.9 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, an increase of $3.0 million when compared to $294.9 million as of September 30, 2023. As of December 31, 2023, approximately $189.0 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $59.4 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.9 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $37.4 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.2 million (fair value of $1.4 million as of December 31, 2023), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.7 million as of December 31, 2023, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $107.0 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities.

As of December 31, 2023, the Corporation had $2.7 billion of public sector deposits in Puerto Rico, compared to $2.8 billion as of September 30, 2023. Approximately 20% of the public sector deposits as of December 31, 2023, were from municipalities and municipal agencies in Puerto Rico, and 80% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Wednesday, January 24, 2024, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839 for international callers. The participant access code is 636165. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until January 24, 2025. A telephone replay will be available one hour after the end of the conference call through February 23, 2024, at (866) 813-9403. The replay access code is 906531.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended on October 13, 2023 (the “2022 Annual Report on Form 10-K”), and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of the current interest rate environment or changes in interest rates and inflation levels or the level or composition of the Corporation’s assets and liabilities on the Corporation’s net interest income, net interest margin, loan originations, results of operations and its liquidity position; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, such as an April 2023 security incident at one of our third-party vendors, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers, increased costs and losses or an adverse effect to our reputation; general competitive factors and other market risks as well as the implementation of strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions or dispositions; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on April 3, 2023, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, the emergence or continuation of widespread health emergencies, geopolitical conflicts (including the ongoing conflict in Ukraine, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the effect of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, or the need of additional credit losses that could emerge from the downgrade of the U.S.’s Long-Term Foreign-Currency Issuer Rating to ‘AA+’ from ‘AAA’ in August 2023 and subsequent negative ratings outlooks, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio; the impacts of applicable legislative, tax, or regulatory changes, as well as of the 2024 U.S. presidential election, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	December 31, 2023	September 30, 2023	December 31, 2022
(In thousands, except for share information)
ASSETS
Cash and due from banks	$661,925	$583,913	$478,480
Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	939	700	1,725
Total money market investments	1,239	1,000	2,025
Debt securities available for sale, at fair value (ACL of $511 as of December 31, 2023; $465 as of September 30, 2023; and $458 as of December 31, 2022)	5,229,984	5,175,803	5,599,520
Debt securities held to maturity, at amortized cost, net of ACL of $2,197 as of December 31, 2023; $2,250 as of September 30, 2023; and $8,286 as of December 31, 2022 (fair value of $346,132 as of December 31, 2023; $342,851 as of September 30, 2023; and $427,115 as of December 31, 2022)	351,981	356,919	429,251
Total debt securities	5,581,965	5,532,722	6,028,771
Equity securities	49,675	48,683	55,289
Total investment securities	5,631,640	5,581,405	6,084,060
Loans, net of ACL of $261,843 as of December 31, 2023; $263,615 as of September 30, 2023; and $260,464 as of December 31, 2022	11,923,640	11,687,317	11,292,361
Loans held for sale, at lower of cost or market	7,368	8,961	12,306
Total loans, net	11,931,008	11,696,278	11,304,667
Accrued interest receivable on loans and investments	77,716	68,783	69,730
Premises and equipment, net	142,016	144,611	142,935
OREO	32,669	28,563	31,641
Deferred tax asset, net	150,127	150,805	155,584
Goodwill	38,611	38,611	38,611
Other intangible assets	13,383	15,229	21,118
Other assets	229,215	285,410	305,633
Total assets	$18,909,549	$18,594,608	$18,634,484
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,404,121	$5,440,247	$6,112,884
Interest-bearing deposits	11,151,864	10,994,990	10,030,583
Total deposits	16,555,985	16,435,237	16,143,467
Securities sold under agreements to repurchase	-	-	75,133
Advances from the FHLB	500,000	500,000	675,000
Other borrowings	161,700	161,700	183,762
Accounts payable and other liabilities	194,255	194,603	231,582
Total liabilities	17,411,940	17,291,540	17,308,944
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (December 31, 2023 - 169,302,812 shares outstanding; September 30, 2023 - 174,386,326 shares outstanding; and December 31, 2022 - 182,709,059 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	965,707	963,791	970,722
Retained earnings	1,846,112	1,790,652	1,644,209
Treasury stock, at cost (December 31, 2023 - 54,360,304 shares; September 30, 2023 - 49,276,790 shares; December 31, 2022 - 40,954,057 shares)	(697,406)	(622,378)	(506,979)
Accumulated other comprehensive loss	(639,170)	(851,363)	(804,778)
Total stockholdersʼ equity	1,497,609	1,303,068	1,325,540
Total liabilities and stockholdersʼ equity	$18,909,549	$18,594,608	$18,634,484

Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(In thousands, except per share information)
Net interest income:
Interest income	$265,481	$263,405	$233,452	$1,023,486	$862,614
Interest expense	68,799	63,677	27,879	226,376	67,321
Net interest income	196,682	199,728	205,573	797,110	795,293
Provision for credit losses - expense (benefit):
Loans	18,975	10,643	15,651	66,644	25,679
Unfunded loan commitments	(123)	(128)	31	365	2,736
Debt securities	(40)	(6,119)	30	(6,069)	(719)
Provision for credit losses - expense	18,812	4,396	15,712	60,940	27,696
Net interest income after provision for credit losses	177,870	195,332	189,861	736,170	767,597

Non-interest income:
Service charges and fees on deposit accounts	9,662	9,552	9,174	38,042	37,823
Mortgage banking activities	2,094	2,821	2,572	10,587	15,260
Gain on early extinguishment of debt	-	-	-	1,605	-
Card and processing income	11,015	10,841	10,601	43,909	40,416
Other non-interest income	10,838	7,082	7,253	38,551	29,593
Total non-interest income	33,609	30,296	29,600	132,694	123,092

Non-interest expenses:
Employees’ compensation and benefits	55,584	56,535	52,241	222,855	206,038
Occupancy and equipment	21,847	21,781	21,843	85,911	88,277
Business promotion	6,725	4,759	5,590	19,626	18,231
Professional service fees	11,250	11,022	12,669	45,841	47,848
Taxes, other than income taxes	5,535	5,465	5,211	21,236	20,267
FDIC deposit insurance	8,454	2,143	1,544	14,873	6,149
Net gain on OREO operations	(1,005)	(2,153)	(2,557)	(7,138)	(5,826)
Credit and debit card processing expenses	7,360	6,779	6,362	25,997	22,736
Other non-interest expenses	10,855	10,307	10,028	42,227	39,385
Total non-interest expenses	126,605	116,638	112,931	471,428	443,105

Income before income taxes	84,874	108,990	106,530	397,436	447,584
Income tax expense	5,385	26,968	33,356	94,572	142,512

Net income	$79,489	$82,022	$73,174	$302,864	$305,072

Net income attributable to common stockholders	$79,489	$82,022	$73,174	$302,864	$305,072

Earnings per common share:
Basic	$0.47	$0.47	$0.40	$1.72	$1.60
Diluted	$0.46	$0.46	$0.40	$1.71	$1.59

Table 3 – Selected Financial Data

	Quarter Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.47	$0.47	$0.40	$1.72	$1.60
Net earnings per share - diluted	$0.46	$0.46	$0.40	$1.71	$1.59
Cash dividends declared	$0.14	$0.14	$0.12	$0.56	$0.46
Average shares outstanding	170,624	176,358	183,649	176,504	190,805
Average shares outstanding diluted	171,351	176,962	184,847	177,180	191,968
Book value per common share	$8.85	$7.47	$7.25	$8.85	$7.25
Tangible book value per common share (1)	$8.54	$7.16	$6.93	$8.54	$6.93
Common Stock Price: End of period	$16.45	$13.46	$12.72	$16.45	$12.72
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	1.70	1.72	1.58	1.62	1.57
Return on Average Common Equity	23.69	20.70	22.37	21.86	18.66
Interest Rate Spread (2)	3.34	3.41	4.08	3.53	4.03
Net Interest Margin (2)	4.23	4.24	4.52	4.33	4.29
Efficiency ratio (3)	54.98	50.71	48.02	50.70	48.25
Capital and Other:
Average Total Equity to Average Total Assets	7.16	8.32	7.05	7.41	8.44
Total capital	18.57	18.84	19.21	18.57	19.21
Common equity Tier 1 capital	16.10	16.35	16.53	16.10	16.53
Tier 1 capital	16.10	16.35	16.53	16.10	16.53
Leverage	10.78	10.57	10.70	10.78	10.70
Tangible common equity ratio (1)	7.67	6.74	6.81	7.67	6.81
Dividend payout ratio	30.05	30.10	30.12	32.64	28.77
Basic liquidity ratio (4)	19.82	19.67	22.48	19.82	22.48
Core liquidity ratio (5)	14.93	14.58	19.02	14.93	19.02
Loan to deposit ratio	73.65	72.77	71.64	73.65	71.64
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	2.15	2.21	2.25	2.15	2.25
Net charge-offs (annualized) to average loans outstanding	0.69	0.48	0.46	0.58	0.31
Provision for credit losses for loans and finance leases to net charge-offs	91.46	75.56	119.97	98.91	74.99
Non-performing assets to total assets	0.67	0.70	0.69	0.67	0.69
Nonaccrual loans held for investment to total loans held for investment	0.69	0.78	0.78	0.69	0.78
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment	312.81	282.96	289.61	312.81	289.61
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	508.75	430.62	552.26	508.75	552.26

(1)

Non-GAAP financial measures (as defined above). Refer to Statement of Financial Condition above and Table 4 below for additional information about the components and a reconciliation of these measures.

(2)

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (non-GAAP financial measure). Refer to Non-GAAP Disclosures above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.

Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the fourth and third quarters of 2023, the fourth quarter of 2022 and for the years ended December 31, 2023 and 2022, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Year Ended
(Dollars in thousands)	December 31,2023	September 30, 2023	December 31,2022	December 31,2023	December 31,2022
Net Interest Income
Interest income - GAAP	$265,481	$263,405	$233,452	$1,023,486	$862,614
Unrealized loss (gain) on derivative instruments	8	(3)	5	8	(30)
Interest income excluding valuations non-GAAP	265,489	263,402	233,457	1,023,494	862,584
Tax-equivalent adjustment	4,262	4,690	7,391	20,839	33,149
Interest income on a tax-equivalent basis and excluding valuations non-GAAP	$269,751	$268,092	$240,848	$1,044,333	$895,733

Interest expense - GAAP	$68,799	$63,677	$27,879	$226,376	$67,321

Net interest income - GAAP	$196,682	$199,728	$205,573	$797,110	$795,293

Net interest income excluding valuations - non-GAAP	$196,690	$199,725	$205,578	$797,118	$795,263

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$200,952	$204,415	$212,969	$817,957	$828,412

Average Balances
Loans and leases	$12,004,881	$11,783,456	$11,364,963	$11,726,304	$11,199,013
Total securities, other short-term investments and interest-bearing cash balances	6,835,407	7,325,226	7,314,293	7,181,048	8,112,842
Average Interest-Earning Assets	$18,840,288	$19,108,682	$18,679,256	$18,907,352	$19,311,855
Average Interest-Bearing Liabilities	$11,665,459	$11,671,938	$10,683,776	$11,370,689	$11,120,732
Average Assets (1)	$18,581,625	$18,895,980	$18,411,440	$18,706,423	$19,378,649
Average Non-Interest-Bearing Deposits	$5,384,264	$5,621,233	$6,207,108	$5,741,345	$6,391,171

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.59%	5.47%	4.96%	5.41%	4.47%
Average rate on interest-bearing liabilities - GAAP	2.34%	2.16%	1.04%	1.99%	0.61%
Net interest spread - GAAP	3.25%	3.31%	3.92%	3.42%	3.86%
Net interest margin - GAAP	4.14%	4.15%	4.37%	4.22%	4.12%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.59%	5.47%	4.96%	5.41%	4.47%
Average rate on interest-bearing liabilities	2.34%	2.16%	1.04%	1.99%	0.61%
Net interest spread excluding valuations - non-GAAP	3.25%	3.31%	3.92%	3.42%	3.86%
Net interest margin excluding valuations - non-GAAP	4.14%	4.15%	4.37%	4.22%	4.12%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	5.68%	5.57%	5.12%	5.52%	4.64%
Average rate on interest-bearing liabilities	2.34%	2.16%	1.04%	1.99%	0.61%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.34%	3.41%	4.08%	3.53%	4.03%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.23%	4.24%	4.52%	4.33%	4.29%

(1) Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter Ended	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2023	2022	2023	2023	2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$503,293	$807,883	$394,471	$6,933	$10,956	$3,444	5.47%	5.38%	3.46%
Government obligations (2)	2,738,478	2,817,646	2,910,733	9,161	9,415	10,386	1.33%	1.33%	1.42%
MBS	3,543,423	3,650,737	3,973,307	15,481	15,677	20,838	1.73%	1.70%	2.08%
FHLB stock	34,745	34,666	22,292	830	768	284	9.48%	8.79%	5.05%
Other investments	15,468	14,294	13,490	232	61	48	5.95%	1.69%	1.41%
Total investments (3)	6,835,407	7,325,226	7,314,293	32,637	36,877	35,000	1.89%	2.00%	1.90%
Residential mortgage loans	2,812,428	2,800,675	2,839,268	40,711	39,640	39,225	5.74%	5.62%	5.48%
Construction loans	211,641	183,507	128,845	4,295	4,937	2,227	8.05%	10.67%	6.86%
C&I and commercial mortgage loans	5,355,145	5,261,849	5,127,028	96,299	93,711	81,464	7.13%	7.07%	6.30%
Finance leases	844,780	808,480	691,585	16,584	15,802	12,769	7.79%	7.75%	7.33%
Consumer loans	2,780,887	2,728,945	2,578,237	79,225	77,125	70,163	11.30%	11.21%	10.80%
Total loans (4) (5)	12,004,881	11,783,456	11,364,963	237,114	231,215	205,848	7.84%	7.78%	7.19%
Total interest-earning assets	$18,840,288	$19,108,682	$18,679,256	$269,751	$268,092	$240,848	5.68%	5.57%	5.12%

Interest-bearing liabilities:
Time deposits	$2,792,843	$2,708,297	$2,180,928	$22,304	$19,852	$6,055	3.17%	2.91%	1.10%
Brokered CDs	572,105	318,831	47,304	7,452	3,830	286	5.17%	4.77%	2.40%
Other interest-bearing deposits	7,635,223	7,956,856	7,909,759	29,918	30,616	14,696	1.55%	1.53%	0.74%
Securities sold under agreements to repurchase	925	26,254	139,740	13	359	1,408	5.58%	5.43%	4.00%
Advances from the FHLB	502,446	500,000	220,652	5,709	5,675	2,469	4.51%	4.50%	4.44%
Other borrowings	161,917	161,700	185,393	3,403	3,345	2,965	8.34%	8.21%	6.35%
Total interest-bearing liabilities	$11,665,459	$11,671,938	$10,683,776	$68,799	$63,677	$27,879	2.34%	2.16%	1.04%
Net interest income				$200,952	$204,415	$212,969
Interest rate spread							3.34%	3.41%	4.08%
Net interest margin							4.23%	4.24%	4.52%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $3.0 million, $2.9 million, and $2.7 million, for the quarters ended December 31, 2023, September 31, 2023, and December 31, 2022, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest income (1) / expense		Average Rate (1)
Year Ended	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$584,083	$1,156,127	$30,419	$11,791	5.21%	1.02%
Government obligations (2)	2,843,284	2,870,889	40,314	39,033	1.42%	1.36%
MBS	3,702,908	4,052,660	67,641	85,090	1.83%	2.10%
FHLB stock	36,606	20,419	2,799	1,114	7.65%	5.46%
Other investments	14,167	12,747	490	126	3.46%	0.99%
Total investments (3)	7,181,048	8,112,842	141,663	137,154	1.97%	1.69%
Residential mortgage loans	2,814,102	2,886,594	160,009	160,359	5.69%	5.56%
Construction loans	172,952	121,642	14,811	7,350	8.56%	6.04%
C&I and commercial mortgage loans	5,244,503	5,092,638	365,185	281,486	6.96%	5.53%
Finance leases	789,870	636,507	60,909	46,842	7.71%	7.36%
Consumer loans	2,704,877	2,461,632	301,756	262,542	11.16%	10.67%
Total loans (4) (5)	11,726,304	11,199,013	902,670	758,579	7.70%	6.77%
Total interest-earning assets	$18,907,352	$19,311,855	$1,044,333	$895,733	5.52%	4.64%

Interest-bearing liabilities:
Time deposits	$2,590,313	$2,213,145	$68,605	$18,102	2.65%	0.82%
Brokered CDs	348,829	69,694	16,630	1,500	4.77%	2.15%
Other interest-bearing deposits	7,664,793	8,279,320	100,226	26,759	1.31%	0.32%
Securities sold under agreements to repurchase	54,570	194,948	2,769	7,555	5.07%	3.88%
Advances from the FHLB	541,000	179,452	24,608	5,136	4.55%	2.86%
Other borrowings	171,184	184,173	13,538	8,269	7.91%	4.49%
Total interest-bearing liabilities	$11,370,689	$11,120,732	$226,376	$67,321	1.99%	0.61%
Net interest income			$817,957	$828,412
Interest rate spread					3.53%	4.03%
Net interest margin					4.33%	4.29%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $11.9 million and $11.2 million for the years ended December 31, 2023 and 2022, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 7 – Loan Portfolio by Geography

	As of December 31,2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,187,875	$168,131	$465,720	$2,821,726

Commercial loans:
Construction loans	111,664	3,737	99,376	214,777
Commercial mortgage loans	1,725,325	65,312	526,446	2,317,083
Commercial and Industrial loans	2,130,368	119,040	924,824	3,174,232
Commercial loans	3,967,357	188,089	1,550,646	5,706,092

Finance leases	856,815	-	-	856,815

Consumer loans	2,726,457	68,498	5,895	2,800,850
Loans held for investment	9,738,504	424,718	2,022,261	12,185,483

Loans held for sale	7,368	-	-	7,368
Total loans	$9,745,872	$424,718	$2,022,261	$12,192,851

	As of September 30, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,182,882	$170,797	$458,952	$2,812,631

Commercial loans:
Construction loans	98,565	3,762	100,447	202,774
Commercial mortgage loans	1,714,974	65,034	536,105	2,316,113
Commercial and Industrial loans	1,971,686	116,588	942,680	3,030,954
Commercial loans	3,785,225	185,384	1,579,232	5,549,841

Finance leases	831,540	-	-	831,540

Consumer loans	2,683,277	67,184	6,459	2,756,920
Loans held for investment	9,482,924	423,365	2,044,643	11,950,932

Loans held for sale	8,961	-	-	8,961
Total loans	$9,491,885	$423,365	$2,044,643	$11,959,893

	As of December 31, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,237,983	$179,917	$429,390	$2,847,290

Commercial loans:
Construction loans	30,529	4,243	98,181	132,953
Commercial mortgage loans	1,768,890	65,314	524,647	2,358,851
Commercial and Industrial loans	1,791,235	68,874	1,026,154	2,886,263
Commercial loans	3,590,654	138,431	1,648,982	5,378,067

Finance leases	718,230	-	-	718,230

Consumer loans	2,537,840	61,419	9,979	2,609,238
Loans held for investment	9,084,707	379,767	2,088,351	11,552,825

Loans held for sale	12,306	-	-	12,306
Total loans	$9,097,013	$379,767	$2,088,351	$11,565,131

Table 8 – Non-Performing Assets by Geography

	As of December 31,2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$18,324	$6,688	$7,227	$32,239
Construction	595	974	-	1,569
Commercial mortgage	3,106	9,099	-	12,205
Commercial and Industrial	13,414	1,169	667	15,250
Consumer and finance leases	21,954	419	71	22,444
Total nonaccrual loans held for investment	57,393	18,349	7,965	83,707
OREO	28,382	4,287	-	32,669
Other repossessed property	7,857	252	6	8,115
Other assets (1)	1,415	-	-	1,415
Total non-performing assets (2)	$95,047	$22,888	$7,971	$125,906
Past due loans 90 days and still accruing (3)	$53,308	$6,005	$139	$59,452

	As of September 30, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$19,378	$5,871	$6,697	$31,946
Construction	669	971	-	1,640
Commercial mortgage	13,220	8,412	-	21,632
Commercial and Industrial	15,779	1,094	1,936	18,809
Consumer and finance leases	18,564	475	98	19,137
Total nonaccrual loans held for investment	67,610	16,823	8,731	93,164
OREO	23,547	4,638	378	28,563
Other repossessed property	6,799	264	-	7,063
Other assets (1)	1,448	-	-	1,448
Total non-performing assets (2)	$99,404	$21,725	$9,109	$130,238
Past due loans 90 days and still accruing (3)	$57,834	$4,678	$380	$62,892

	As of December 31, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$28,857	$6,614	$7,301	$42,772
Construction	831	1,377	-	2,208
Commercial mortgage	14,341	7,978	-	22,319
Commercial and Industrial	5,859	1,179	792	7,830
Consumer and finance leases	14,142	469	195	14,806
Total nonaccrual loans held for investment	64,030	17,617	8,288	89,935
OREO	28,135	3,475	31	31,641
Other repossessed property	5,275	76	29	5,380
Other assets (1)	2,202	-	-	2,202
Total non-performing assets (2)	$99,642	$21,168	$8,348	$129,158
Past due loans 90 days and still accruing (3)	$76,417	$4,100	$-	$80,517

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)

Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $8.3 million as of December 31, 2023 (September 30, 2023 - $8.9 million; December 31, 2022 - $12.0 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $7.9 million as of December 31, 2023 (September 30, 2023 - $8.5 million; December 31, 2022 - $10.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 9 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$263,615	$267,058	$257,859	$260,464	$269,030
Impact of adoption of ASU 2022-02	-	-	-	2,116	-
Provision for credit losses on loans and finance leases expense	18,975	10,643	15,651	66,644	25,679
Net recoveries (charge-offs) of loans and finance leases:
Residential mortgage	287	35	(498)	(553)	(3,343)
Construction	(4)	1,459	587	1,889	602
Commercial mortgage	(539)	74	10	(347)	1,287
Commercial and Industrial	(1)	152	(1,360)	(6,095)	392
Consumer loans and finance leases	(20,490)	(15,806)	(11,785)	(62,275)	(33,183)
Net charge-offs	(20,747)	(14,086)	(13,046)	(67,381)	(34,245)
Allowance for credit losses on loans and finance leases, end of period	$261,843	$263,615	$260,464	$261,843	$260,464

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.15%	2.21%	2.25%	2.15%	2.25%
Net charge-offs (annualized) to average loans outstanding during the period	0.69%	0.48%	0.46%	0.58%	0.31%
Provision for credit losses on loans and finance leases to net charge-offs during the period	0.91x	0.76x	1.20x	0.99x	0.75x

Table 10 – Annualized Net (Recoveries) Charge-Offs to Average Loans

	Quarter Ended			Year Ended
	December 31,2023	September 30, 2023	December 31,2022	December 31,2023	December 31,2022
Residential mortgage	-0.04%	-0.01%	0.07%	0.02%	0.12%
Construction	0.01%	-3.18%	-1.82%	-1.09%	-0.49%
Commercial mortgage	0.09%	-0.01%	0.00%	0.01%	-0.06%
Commercial and Industrial	0.00%	-0.02%	0.19%	0.21%	-0.01%
Consumer loans and finance leases	2.26%	1.79%	1.44%	1.78%	1.07%
Total loans	0.69%	0.48%	0.46%	0.58%	0.31%

Table 11 – Deposits

	As of
	December 31, 2023	September 30, 2023	December 31, 2022
(In thousands)
Time deposits	$2,833,730	$2,754,776	$2,250,876
Interest-bearing saving and checking accounts	7,534,800	7,929,875	7,673,881
Non-interest-bearing deposits	5,404,121	5,440,247	6,112,884
Total deposits, excluding brokered CDs (1)	15,772,651	16,124,898	16,037,641
Brokered CDs	783,334	310,339	105,826
Total deposits	$16,555,985	$16,435,237	$16,143,467
Total deposits, excluding brokered CDs and government deposits	$12,600,719	$12,862,616	$13,268,585

(1)	As of December 31,2023, September 30, 2023, and December 31, 2022, government deposits amounted to $3.2 billion, $3.3 billion, and $2.8 billion, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179